Exhibit 99.1

Nash-Finch Company	NEWS RELEASE

NASH-FINCH COMPANY PRICES PRIVATE PLACEMENT OF ITS
SENIOR SUBORDINATED CONVERTIBLE NOTES DUE 2035

     MINNEAPOLIS (March 10, 2005) – Nash-Finch Company (Nasdaq:NAFC) announced today that it has priced the private placement of $150 million aggregate gross proceeds (or $322 million aggregate principal amount at maturity) of senior subordinated convertible notes due 2035. The private placement was conducted pursuant to Rule 144A under the Securities Act of 1933, as amended. The issuance of the notes is expected to close on March 15, 2005.

     Cash interest at the rate of 3.50% per year is payable semi-annually on the issue price of the notes until March 15, 2013. After that date, cash interest will not be payable, unless contingent cash interest becomes payable, and original issue discount for non-tax purposes will accrue on the notes at a daily rate of 3.50% per year beginning on March 15, 2013 until the maturity date of the Notes. On the maturity date of the notes, a holder will receive $1,000 per note.

     Nash-Finch will pay contingent cash interest on the notes during any six-month period, commencing March 16, 2013, if the average market price of a note for a ten trading day measurement period preceding the applicable six-month period equals 130% or more of the accreted principal amount of the note, plus accrued cash interest, if any. The contingent cash interest payable with respect to any six-month period will equal an annual rate of 0.25% of the average market price of the note for the ten trading day measurement period described above.

     The notes will be convertible at the option of the holder, only upon the occurrence of certain events, at an initial conversion price of $50.05 per share, representing a 36.50% premium over the last reported sale price of Nash-Finch’s common stock on March 9, 2005, which was $36.67. Upon conversion, Nash-Finch shall pay the holder the conversion value in cash up to the accreted principal amount of the note and the excess conversion value, if any, in cash, stock or both, at Nash-Finch’s option.

     Nash-Finch may redeem all or a portion of the notes for cash at any time on or after the eighth anniversary of the issuance of the notes. In addition, holders may require Nash-Finch to purchase for cash all or a portion of their notes on the 8th, 10th, 15th, 20th and 25th anniversaries of the issuance of the notes. In addition, upon specified change in control events, each holder will have the option, subject to certain limitations, to require Nash-Finch to purchase for cash all or any portion of such holder’s notes.

     The notes will be Nash-Finch’s unsecured senior subordinated obligations and will rank junior to Nash-Finch’s existing and future senior indebtedness, including borrowings under its senior secured credit facility.

     Nash-Finch has granted the initial purchasers a 30-day option to purchase up to an additional $32 million aggregate principal amount at maturity of notes.

     Nash-Finch intends to use the net proceeds from the offering, together with borrowings under its senior secured credit facility, to acquire certain assets from Roundy’s, Inc. for approximately $225 million in cash, subject to certain post-closing adjustments or, alternatively, to repay outstanding indebtedness under the term loan portion of its senior secured credit facility.

     The notes were not, and the common stock issuable upon conversion of the notes will not be, registered under the Securities Act of 1933, as amended or any state securities laws and, unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to sell the notes.

     Nash-Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States with nearly $4 billion in annual revenues. Nash-Finch’s food distribution business serves independent retailers and military commissaries in 27 states, the District of Columbia, Europe, Cuba, Puerto Rico, Iceland, the Azores and Honduras. Nash-Finch also owns and operates retail stores primarily in the Upper Midwest. Further information is available on the Nash-Finch website at www.nashfinch.com

     Statements made in this release that refer to Nash-Finch’s intentions or beliefs or to anticipated future developments are forward-looking statements based on current expectations and assumptions, and entail risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors that could cause material differences include the Company’s ability to conclude the proposed financing within the expected timeframe, the Company’s ability to successfully complete the acquisition from Roundy’s and integrate into its business the distribution centers to be acquired, and other cautionary factors discussed in the Company’s annual report on Form 10-K filed with the SEC on March 2, 2005. Nash-Finch does not undertake to update forward-looking statements to reflect future events or circumstances, but investors are advised to consult future disclosures involving these topics in our periodic reports filed with the SEC.

# # #

Contact: LeAnne Stewart, 952-844-1060